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                                                                    Exhibit 23.1

                        INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement (relating to $130,000,000, 10-7/8% Series B Notes due 2007) of Anvil Knitwear, Inc. on Form S-4 of our report dated March 28, 1997, relating to Anvil Holdings, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Historical and Pro Forma Financial Data", "Selected Historical Financial Data" and "Experts" in such Prospectus.

     Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Anvil Knitwear, Inc., listed in Item 21(b). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
New York, New York
May 12, 1997